Exhibit 10.14

SENIOR SECURED CONVERTIBLE ACQUISITION NOTE

U.S.$13,000,000	Dated: December 23, 2005

FOR VALUE RECEIVED, the undersigned, TARGANTA THERAPEUTICS CORPORATION, a Delaware corporation (together with its permitted successors and assigns, the “Purchaser”), hereby executes this Senior Secured Convertible Acquisition Note (the “Note”) and unconditionally promises to pay to the order of INTERMUNE, INC., a Delaware corporation (together with its permitted successors and assigns, the “Holder”), the principal sum of THIRTEEN MILLION U.S. DOLLARS (U.S. $13,000,000), subject to adjustment as set forth herein, on the Maturity Date (as defined below), unless earlier paid or converted in accordance with the terms hereof and as specified in Section 2.01 of that certain Note Issuance Agreement dated as of the date hereof (the “Note Issuance Agreement”) by and between Purchaser and Holder. Capitalized terms used herein and not otherwise defined shall have the meanings they were assigned to have in the Note Issuance Agreement.

1. Interest; Default Interest; Maturity; Events of Default.

(a) Except as set forth below, interest shall not accrue on the principal amount outstanding under this Note on any unpaid principal amount outstanding hereunder. In the event that any amount of principal, or any other amount payable hereunder, is not paid in full when due (whether on the Maturity Date, by acceleration or otherwise), Purchaser agrees to pay interest on such unpaid principal or other amount, from the date such amount becomes due until the date such amount is paid in full, payable on demand, at a rate per annum equal at all times to the lesser of (i) eight percent (8%) per annum and (ii) the highest lawful rate. All computations of interest shall be made on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

(b) Anything herein to the contrary notwithstanding, if during any period for which interest in computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments that are treated as interest under applicable law, as provided for herein or in any other Acquisition Document, would exceed the amount of such interest computed on the basis of the Maximum Rate, Purchaser shall not be obligated to pay, and the Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Maximum Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Maximum Rate.

(c) Unless the outstanding principal amount has already been converted into New Equity Shares, Subsequent Equity Shares or Series B Preferred Stock of Purchaser pursuant to Section 9, or paid in full pursuant to Section 10, or earlier due and payable upon acceleration of this Note after an Event of Default, Purchaser shall pay the outstanding principal amount of this Note on the fifth anniversary of the issuance date of this Note (the “Maturity Date”).

(d) Upon the occurrence of an Event of Default, the principal amount then outstanding under this Note, together with all accrued interest thereon, if any, will be due and payable, as set forth in the Note Issuance Agreement.

2. Payment. All payments hereunder shall be made in lawful money of the United States of America and in same day or immediately available funds, to Holder at the address specified in the Note Issuance Agreement, or at such other place or to such account as the Holder from time to time shall designate in a written notice to Purchaser sent to Purchaser not fewer than 30 days before the date any payment is due to Holder hereunder.

3. Prepayment. Purchaser may not prepay the outstanding amount hereof in whole or in part at any time.

4. Expenses. Purchaser agrees to pay on demand all the losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) which the Holder incurs in connection with enforcement or attempted enforcement of this Note, whether by judicial proceedings or otherwise. Such losses, costs and expenses include, without limitation, those incurred in connection with any workout or refinancing, or any bankruptcy, insolvency, liquidation or similar proceedings.

5. Waiver of Presentment, etc.

(a) Purchaser hereby waives diligence, demand, presentment, protest or further notice of any kind. Purchaser agrees to make all payments under this Note without setoff or deduction and regardless of any counterclaim or defense (except for such set-off payments expressly permitted pursuant to the Asset Purchase Agreement).

(b) No single or partial exercise of any power under this Note shall preclude any other or further exercise of such power or exercise of any other power. No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or any other right hereunder.

6. Assignment. Purchaser may assign or transfer this Note in accordance with Section 7.08 of the Note Issuance Agreement. This Note shall be binding on Purchaser and its permitted successors and assigns (as determined pursuant to Section 7.08 of the Note Issuance Agreement), and shall be binding upon and inure to the benefit of the Holder any future holder of this Note and their respective permitted successors and assigns (as determined pursuant to Section 7.08 of the Note Issuance Agreement).

7. Security Interest. This Note is secured by the Collateral pursuant to and subject to the Collateral Documents executed in connection herewith. This Security Interest will terminate as provided in the Note Issuance Agreement and the Collateral Documents.

8. Adjustments in Principal Amount of Note.

(a) On the date Purchaser completes the Preferred Equity Financing, the principal amount of this Note shall automatically decrease by Three Million U.S. Dollars (U.S.$3,000,000) to Ten Million U.S. Dollars (U.S.$10,000,000); provided, that if Purchaser completes the Preferred Equity Financing after the occurrence of either the First Milestone (as defined in the Asset Purchase Agreement) or the Second Milestone (but not both), then the principal amount of this Note shall instead automatically decrease by One Million Five Hundred Thousand U.S. Dollars (U.S.$1,500,000); provided further, that if Purchaser completes the Preferred Equity Financing after the occurrence of both the First Milestone and the Second Milestone (as defined in the Asset Purchase Agreement), then there shall be no decrease in the principal amount of this Note as a result of the completion of the Preferred Equity Financing.

(b) Subject to the satisfaction of the conditions set forth in Section 3.02 of the Note Issuance Agreement, upon the occurrence of the First Milestone, the principal amount of this Note shall automatically increase by Six Million U.S. Dollars (U.S.$6,000,000) without any further action by Holder; provided that, if Purchaser has completed the Preferred Equity Financing at the time such First Milestone occurs, then this Note shall automatically increase by Seven Million Five Hundred Thousand U.S. Dollars (U.S.$7,500,000).

(c) Subject to the satisfaction of the conditions set forth in Section 3.02 of the Note Issuance Agreement, upon the occurrence of the Second Milestone, the principal amount of this Note shall automatically increase by Six Million U.S. Dollars (U.S.$6,000,000) without any further action by Holder; provided that, if Purchaser has completed the Preferred Equity Financing at the time such Second Milestone occurs, then this Note shall automatically increase by Seven Million Five Hundred Thousand U.S. Dollars (U.S.$7,500,000).

(d) If Purchaser is unable to satisfy any of the conditions precedent set forth in Section 3.02 of the Note Issuance Agreement on the date of the First Milestone or the Second Milestone, then unless such condition is waived in writing by Holder, Purchaser shall be required to pay to Holder the Acquisition Installment Payment due on such date, as applicable, in cash.

(e) Upon occurrence of any of the events set forth in Sections 8(a), (b) or (c) above, the Purchaser shall provide a certificate, executed by its chief financial officer, certifying as to the principal balance of the Note that is then outstanding. If the Holder shall disagree with the principal balance of the Note set forth in the certificate, it shall notify Purchaser of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within fifteen (15) calendar days after its receipt of the certificate. In the event that the Holder does not provide such a notice of disagreement to Purchaser within such 15-day period, the Holder shall be deemed to have accepted the calculation of the principal balance of the Note, which shall be final, binding and conclusive for all purposes hereunder. In the event of any such disagreement, the Purchaser and Holder shall negotiate, in good faith, a resolution of such disagreement. If, after thirty (30) days following Purchaser’s receipt of the notice of disagreement, the Purchaser and the Holder have not reached a mutually acceptable resolution, the Purchaser and the Holder shall pursue arbitration to resolve any remaining disputes in accordance with the procedures set forth in Section 12.10(b) of the Asset Purchase Agreement.

9. Conversion.

(a) In the event Purchaser, prior to the Maturity Date or a Liquidity Event, completes the Preferred Equity Financing, the principal amount then outstanding under this Note together with all accrued interest thereon, if any (the “Initial Conversion Amount”), shall be automatically converted into that number of fully paid and nonassessable New Equity Shares as is equal to the Initial Conversion Amount divided by the per share purchase price of the New Equity Shares (the “Per Share Price”); provided, however, that only such dollar amount of the Initial Conversion Amount as may be converted into New Equity Shares such that Holder will not own a percent ownership of Purchaser in excess of the Ownership Limitation shall be so converted and the balance shall remain outstanding. The New Equity Shares issued to Holder upon conversion of the Initial Conversion Amount in accordance with this paragraph shall have substantially the same rights, preferences and privileges, including without limitation registration rights, as the New Equity Shares purchased by the investors in the Preferred Equity Financing, and Holder shall execute a counterpart to the relevant transaction documents entered into among Purchaser and the purchasers of shares of the New Equity Shares, including any registration rights agreements, shareholders agreement and voting agreements, as applicable (collectively, the “New Equity Shares Financing Documents”).

(b) In the event Purchaser, prior to the Maturity Date or a Liquidity Event, completes an equity financing subsequent to the Preferred Equity Financing in which shares of a series of Purchaser’s Preferred Stock are issued (a “Subsequent Equity Financing” and together with the Preferred Equity Financing, an “Equity Financing”), the principal amount then under this Note outstanding together with all accrued interest thereon, if any (the “Subsequent Conversion Amount” and together with the Initial Conversion Amount, the “Conversion Amount”), shall be automatically converted into that number of fully paid and nonassessable shares of the series of Preferred Stock sold in the Subsequent Equity Financing (the “Subsequent Equity Shares”) as is equal to the Subsequent Conversion Amount divided by the per share purchase price of the Subsequent Equity Shares (the “Subsequent Per Share Price”); provided, however, that only such dollar amount of the Subsequent Conversion Amount as may be converted into Subsequent Equity Shares such that Holder will not own a percent ownership of Purchaser in excess of the Ownership Limitation shall be so converted and the balance shall remain outstanding. The Subsequent Equity Shares issued to Holder upon conversion of the Subsequent Conversion Amount in accordance with this paragraph shall have substantially the same rights, preferences and privileges, including without limitation registration rights, as the Subsequent Equity Shares purchased by the investors in the Subsequent Equity Financing, and Holder shall execute a counterpart to the relevant transaction documents entered into among Purchaser and the purchasers of shares of the Subsequent Equity Shares, including any registration rights agreements, shareholders agreement and voting agreements, as applicable (collectively, the “Subsequent Equity Shares Financing Documents”).

(c) Written notice of an Equity Financing shall be delivered to the Holder at least twenty (20) days in advance of the anticipated closing date of the Equity Financing (the “Conversion Date”), at the address for notice set forth in the Note Issuance Agreement for the Holder, notifying the Holder of the conversion to be effected, including specifying (i) the anticipated Conversion Amount (as of the anticipated Conversion Date), (ii) the Per Share Price or the Subsequent Per Share Price, as the case may be, to the extent available and, if no such price per share is available, the anticipated range for such price per share, (iii) a definitive term sheet setting forth the exact rights, preferences, privileges and terms and conditions of issuance and sale of the New Equity Shares or the Subsequent Equity Shares, as the case may be, and (iv) the anticipated Conversion Date. As soon as feasible but in no event less than five (5) days in advance of the Conversion Date, Purchaser shall deliver to Holder, at the address for notice set forth in the Note Issuance Agreement for the Holder, definitive (or, if definitive documents do not then exist, substantially final drafts of the) New Equity Shares Financing Documents or Subsequent Equity Shares Financing Documents, as the case may be. This Note shall automatically convert on the Conversion Date into that number of New Equity Shares or Subsequent Equity Shares, as the case may be, permitted under Sections 9(a) or 9(b) above without any further action by the Holder hereof. No fraction of a share will be issued and only whole shares of the New Equity Shares or Subsequent Equity Shares shall be issued upon conversion. In lieu of any fractional share to which Holder would otherwise be entitled, the amount of the unconverted principal and interest balance, if any, of this Note that would otherwise be converted into such fractional shares shall remain outstanding under this Note. As promptly as practicable after any conversion of this Note, Purchaser, at its sole expense, shall issue and deliver to the Holder a certificate or certificates evidencing the number of full New Equity Shares or Subsequent Equity Shares, as the case may be, issuable to Holder upon any such conversion.

(d) Any conversion of this Note shall be deemed effective on the Conversion Date. Upon partial conversion of this Note, Purchaser shall promptly provide a certificate, executed by its chief financial officer, certifying as to the principal balance of the Note that remains outstanding, which shall be an amount equal to the total Conversion Amount less the Conversion Amount fully converted. If the Holder shall disagree with the principal balance of the Note set forth in the certificate, it shall notify Purchaser of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within fifteen (15) calendar days after its receipt of the certificate. In the event that the Holder does not provide such a notice of disagreement to Purchaser within such 15-day period, the Holder shall be deemed to have accepted the calculation of the principal balance of the Note, which shall be final, binding and conclusive for all purposes hereunder. In the event of any such disagreement, the Purchaser and Holder shall negotiate, in good faith, a resolution of such disagreement. If, after thirty (30) days following Purchaser’s receipt of the notice of disagreement, the Purchaser and the Holder have not reached a mutually acceptable resolution, the Purchaser and the Holder shall pursue arbitration to resolve any remaining disputes in accordance with the procedures set forth in Section 12.10(b) of the Asset Purchase Agreement.

10. Liquidity Event.

(a) If, at any time, there should be a Liquidity Event, then on the closing of the Liquidity Event, the principal amount then outstanding under this Note (as determined in accordance with Section 8 hereof) together with all accrued interest thereon, if any (the “Outstanding Balance”) shall be automatically converted into (i) if there has been an Equity Financing as of the closing of the Liquidity Event, that number of fully paid and nonassessable shares of (A) the most recently issued Subsequent Equity Shares, or if a Subsequent Equity Financing has not yet occurred, (B) New Equity Shares, as is equal to the Outstanding Balance divided by the Per Share Price or Subsequent Per Share Price, as the case may be or (ii) if there has not been an Equity Financing as of the closing of the Liquidity Event, that number of fully paid and nonassessable shares of Series B Preferred Stock of Purchaser as is equal to the Outstanding Balance divided by the original issue price for the Series B Preferred Stock of Purchaser, as set forth in Purchaser’s certificate of incorporation, as amended and restated from time to time, as adjusted for stock splits, dividends and recapitalizations.

(b) Notwithstanding the foregoing, in the event that conversion of the Outstanding Balance into shares of Preferred Stock of Purchaser pursuant to subsection (a) above would result in Holder owning a percent ownership of Purchaser in excess of the Ownership Limitation, then:

(i) in the case of an event that falls under clauses (i), (ii) or (iii) of the definition of Liquidity Event, and in which case the party purchasing shares or assets of Purchaser, with whom Purchaser is consolidating, merging or amalgamating or to whom Purchaser is licensing a substantial portion of its intellectual property (the “Acquiring Party”) is a corporation whose shares are listed on a national securities exchange or quoted on the Nasdaq National Market, then that portion of the Outstanding Balance that is not converted pursuant to subsection (a) above will be paid to Holder in cash by Purchaser or the Acquiring Party as of the closing of the Liquidity Event;

(ii) in the case of an event that falls under clause (iv) of the definition of Liquidity Event, then that portion of the Outstanding Balance that is not converted pursuant to subsection (a) above will be paid to Holder in cash by Purchaser as of the closing of the Liquidity Event; and

(iii) in the case of an event that falls under (i), (ii) or (iii) of the definition of Liquidity Event, and in which case the Acquiring Party is a corporation whose shares are not listed on a national securities exchange or quoted on the Nasdaq National Market, then the Acquiring Party will issue a replacement note in substantially the form hereof to Holder as of the closing of the Liquidity Event in an amount equal to that portion of the Outstanding Balance that is not converted pursuant to subsection (a) above on terms substantially similar to those set forth herein, and in any case subject to Holder’s approval.

(c) In the event that the First Milestone and/or Second Milestone have not yet occurred as of the closing of the Liquidity Event, then, as of the closing of the Liquidity Event:

(i) in the case of an event that falls under (i), (ii) or (iii) of the definition of Liquidity Event, the Acquiring Party shall either (A) assume this Note and the obligations of Purchaser to increase the principal amount of this Note in accordance with Section 8 or (B) assume the obligation of Purchaser to pay the Acquisition Installment Payment due on each of the First Milestone or Second Milestone, as the case may be, in cash or in the form of a note with terms substantially similar to those set forth herein, and in any case subject to Holder’s approval; and

(ii) in the case of an event that falls under clause (iv) of the definition of Liquidity Event, Purchaser shall continue to have its obligations under the Note Issuance Agreement and the Asset Purchase Agreement with respect to the Acquisition Installment Payments due on the First Milestone or Second Milestone, as the case may be.

11. Termination of Obligations. Unless Purchaser may be required under the Asset Purchase Agreement to make any further Acquisition Installment Payments, upon payment and/or conversion in full of the principal amount then outstanding, the Holder shall have no further rights under this Note, whether or not this Note is surrendered.

12. Note Issuance Agreement. This Note is subject to the provisions of the Note Issuance Agreement. It is intended that the terms of this Note be read to supplement the terms of the Note Issuance Agreement and shall be read to the greatest extent possible as being consistent with the Note Issuance Agreement. However, to the extent any term or provision in this instrument is irreconcilably inconsistent with the terms and provisions of the Note Issuance Agreement, the terms of the Note Issuance Agreement shall control.

13. Governing Law. This Note shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws that would require the application of any other law).

Executed as of the date first written above.

TARGANTA THERAPEUTICS CORPORATION, a Delaware corporation

By:	/s/ Pierre Etienne
Name: Pierre Etienne
Title: President and Chief Executive Officer

Address: 7170 Frederick Banting 2nd Floor St. Laurent, QC H4S 2A1